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Exhibit 99.1

Investors May Contact:
Ryan Marsh
Treasurer
(770) 418-8211
investor@asburyauto.com
Reporters May Contact:
Andrea Wehrmann
Porter Novelli
(404) 995-4526
andrea.wehrmann@porternovelli.com

Asbury Automotive Group Announces Appointment of
Scott Krenz as Chief Financial Officer

DULUTH, GA, June 21, 2011 - Asbury Automotive Group, Inc. (NYSE: ABG), one of the largest automotive retail and service companies in the U.S., today named Scott Krenz as the company's Senior Vice President and Chief Financial Officer, effective June 27. Krenz will succeed former CFO Craig T. Monaghan, who in February accepted the position of President and Chief Executive Officer at Asbury.

Krenz was most recently Executive Vice President and Chief Financial Officer at Heidrick & Struggles, a $600 million global leadership advisory firm based in Chicago, Illinois. Prior to that, he served as Executive Vice President and Chief Financial Officer at Navigant Consulting. He spent over 20 years in various technology firms, including Electronic Data Systems Corporation, and holds a CPA certificate in Illinois. Krenz has both a B.A. in History from Northwestern University, and an M.B.A. with a concentration in Finance and Accounting from Tulane University.

“We are fortunate to have a leader such as Scott Krenz taking over the CFO position, and look forward to benefiting from his broad financial and technology experience,” Monaghan stated. “Together with the leadership team in place, there is no doubt Asbury is well on its way to becoming the most admired automotive group in the country.”

Krenz commented, “Coming from a family that owned an automotive franchise, it feels good to be back in the car business. Asbury is a great team, and the company has made substantial progress. I am excited to join the Asbury family and be a part of the company's future success.”

About Asbury Automotive Group

Asbury Automotive Group, Inc. (“Asbury”), headquartered in Duluth, Georgia, a suburb of Atlanta, is one of the largest automotive retailers in the U.S. Built through a combination of organic growth and a series of strategic acquisitions, Asbury currently operates 80 retail auto stores, encompassing 99 franchises for the sale and servicing of 29 different brands of American, European and Asian automobiles. Asbury offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.

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